Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

November 5, 2015

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

THIRD QUARTER 2015 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Operational Overview and Recent Developments

•	Adjusted Earnings of $16.6 million after taxes, or $0.44 per share

•	Servicing segment delivered 15 bps of AEBITDA margin

•	Assisted approximately 13,200 homeowners in obtaining modifications and originated approximately 10,700 HARP loans

•	Originations segment funded volumes grew 23% to $6.9 billion as compared to the prior year quarter

•	Reverse Mortgage segment issued $390 million of HMBS during the quarter, continuing its #2 HMBS issuer ranking for the year

•	Completed the consolidation of forward originations and servicing businesses under Ditech brand

•	Completed sale of excess spread securitization of GSE product, generating cash proceeds of approximately $70 million

•	Finalizing arrangements to sell MSRs and an excess servicing spread to WCO, expected to generate cash proceeds of approximately $60 million, with servicing retained by Ditech on the MSR sale

•	S&P raised the rating on the term loan to ‘BB-’, affirmed the ‘B+’ issuer credit rating and ‘B-’ rating on the senior unsecured notes and revised outlook to stable

Third Quarter 2015 Financial Overview

The Company reported a GAAP net loss for the third quarter of 2015 of ($76.9) million, or ($2.04) per diluted share, as compared to a GAAP net loss of ($70.8) million, or ($1.88) per diluted share, for the third quarter of 2014. Included in the third quarter net loss are $74.8 million or $1.98 per share of after tax charges resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value.

Adjusted Earnings for the third quarter of 2015 was $16.6 million after taxes(1), or $0.44 per share(1), a decrease of 54% as compared to the prior year quarter. Adjusted Earnings for the quarter ended September 30, 2015 reflects the impact of $21.2 million higher realization of cash flows and $6.0 million lower Adjusted Earnings related to the sale of the residual interest in the Residual Trusts. Adjusted EBITDA for the quarter was $145.4 million, relatively flat when compared to the prior year quarter.

(1)	This calculation assumes an effective tax rate of 38% and 39% for 2015 and 2014, respectively.

“We completed the merger of our forward originations and servicing businesses under the Ditech brand, positioning us to deliver a seamless customer experience, streamline processes and drive operational efficiencies,” said Denmar J. Dixon, Walter Investment’s Vice Chairman, Chief Executive Officer and President. “In addition, we made progress on several of our balance sheet initiatives and will look to continue to build on those accomplishments in the near term. We had a solid operating quarter across the segments led by the Originations business which grew its funded volumes 23% as compared to the prior year quarter and the Servicing business which delivered 15 bps of AEBITDA margin. The Reverse business held its #2 HMBS issuer ranking for the year and we added a very capable leader to the business who we believe will greatly enhance our prospects in that sector.”

“While we have accomplished many things, we have not yet realized the full intrinsic value of our Company. Both the sector and Walter Investment have endured a complex operating environment, significant industry changes and challenges over the past 18 - 24 months which I believe have made it difficult for the market to evaluate the fundamental value of the Company. I firmly believe that we have the platform, strategy and, most importantly, the team in place to execute on our initiatives, drive results and realize the true intrinsic value of the Company. We are intensifying our efforts to accelerate the execution of the strategy and believe tangible progress in that regard should create a significant opportunity to drive shareholder value. We are not satisfied, in any way, with the current market valuations and will take all steps necessary to drive long-term value for shareholders.”

Third Quarter 2015 Financial and Operating Overview

Total revenues for the third quarter of 2015 were $219.4 million, a decrease of $166.6 million compared to the prior year quarter, driven by a $165.2 million decrease in net servicing revenue and fees. The decrease in net servicing revenue and fees primarily resulted from $174.1 million in higher fair value losses on our servicing rights primarily as a result of decreasing interest rates, higher discount rates used to value our servicing rights and higher realization of expected cash flows, and $10.2 million lower incentive and performance-based fees due to the improving credit quality of the portfolio, partially offset by $11.2 million higher servicing fees, $3.6 million favorable amortization of servicing rights and $3.1 million favorable change in fair value of the excess servicing spread liability. Additionally, the current quarter had $27.4 million higher net fair value gains on reverse loans resulting primarily from the low interest rate environment and $9.3 million higher other income driven primarily by higher origination fee income. These favorable variances were offset by $21.0 million lower interest income on loans due to the sale of the residual interests in the seven Residual Trusts in April 2015 and $11.3 million lower net gains on sales of loans driven by a shift in volume mix as compared to the prior year quarter.

Total expenses for the third quarter of 2015 were 7% lower as compared to the third quarter of 2014, declining to $364.1 million. Results reflect $10.0 million lower interest expense in the current quarter as compared to the prior year quarter primarily due to the sale of the residual interests in the seven Residual Trusts and $11.4 million lower general and administrative expenses primarily driven by accruals in the prior year quarter relating to loss contingencies and legal expenses due to legal and regulatory matters outside of the normal course of business.

Other pre-tax gains for the third quarter of 2015 include an $8.9 million realized gain recognized on the sale of a trading security and a $3.1 million gain for consideration received for the contribution of Marix to Walter Capital Opportunity Corp. (together with its consolidated subsidiaries, “WCO”).

Segments

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated total revenue of $31.2 million in the third quarter of 2015, an 86% decline as compared to third quarter 2014 revenue of $225.7 million. The decline was primarily comprised of $174.1 million in higher fair value losses on our servicing rights and $21.0 million lower interest income on loans resulting primarily from the sale of the residual interests in the seven Residual Trusts in April 2015. Servicing revenues for the quarter ended September 30, 2015 included $178.7 million of servicing fees, $19.4 million of incentive and performance-based fees and $22.7 million of ancillary and other fees.

Expense for the Servicing segment was $192.7 million, a decline of 16% as compared to the prior year quarter. The change was driven by a $22.8 million decrease in operational expenses including $24.9 million lower legal related costs primarily due to lower accruals for legal and regulatory matters outside of the ordinary course of business and $7.5 million lower salaries and benefits driven by fewer employees, partially offset by $5.3 million in higher servicing-related costs due to continued growth in our servicing portfolio, $2.7 million in expenses relating to consolidating and re-branding our mortgage loan business as Ditech, a Walter Company, and $1.6 million in additional costs in 2015 to support efficiency and technology-related initiatives. Additionally, there was $12.8 million lower interest expense primarily as a result of the sale of the residual interests in the seven Residual Trusts in April 2015. Expenses also included $11.4 million of depreciation and amortization costs.

The segment generated Adjusted Earnings of $14.6 million for the third quarter of 2015 and AEBITDA of $89.2 million, a decline of 69% and 13%, respectively, as compared to the third quarter of 2014. The variance in Adjusted Earnings as compared to the prior year quarter was primarily due to lower revenues which are adjusted for the impact of changes in fair value due to changes in valuation inputs, partially offset by lower expenses. These lower revenues include $21.2 million in higher realization of cash flows, which include the effect of accelerated prepayments.

The Servicing segment ended the quarter with approximately 2.1 million total accounts serviced with a UPB of approximately $245.6 billion. During the quarter, the Company experienced a net disappearance rate of 14.4%, slightly higher than the prior year quarter of 14.1% as a result of increased levels of prepayments in the continued low interest rate environment.

Originations

The Originations segment generated revenue of $132.0 million in the third quarter of 2015, flat as compared to the prior year quarter primarily due to a $9.2 million increase in other revenues driven by higher origination fees largely offsetting the $9.9 million decrease in net gains on sales of loans driven by a shift in volume from the higher margin retention channel to the lower margin correspondent channel. Expenses for the Originations segment of $95.5 million, which include $10.2 million of interest expense and $7.2 million of depreciation and amortization, increased slightly as compared to the prior year quarter, primarily driven by $2.9 million higher depreciation and $1.8 million higher interest expense as a result of a higher volume of loan fundings.

The segment generated Adjusted Earnings of $43.9 million for the third quarter of 2015, relatively flat compared to the prior year quarter. AEBITDA for the current quarter was $51.0 million, an 11% increase as compared to the third quarter of 2014, primarily due to higher origination fee income, offset partially by lower net gains on sales of loans and higher expenses.

Total pull-through adjusted locked volume for the third quarter was $6.3 billion, compared to $5.0 billion for the third quarter of 2014 as volumes in the correspondent lending channel grew 58%. Funded loans in the current quarter totaled $6.9 billion, with approximately 26% of that volume in the consumer lending channel and approximately 74% generated by the correspondent lending channel. Funded loans in the third quarter of 2014 totaled $5.6 billion, with approximately 45% of that volume in the consumer lending channel and approximately 55% driven by the correspondent lending channel. The combined direct margin for the current quarter was 106 bps and included a direct margin of 220 bps in the consumer lending channel which decreased 91 bps as compared to the prior year quarter. In the correspondent lending channel, overall volume growth combined with a shift to more GNMA production drove margin expansion of 26 bps, as compared to the third quarter of 2014, to 52 bps for the current quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $65.4 million for the quarter, a 75% increase as compared to the prior year quarter reflecting higher net fair value gains on reverse loans and related HMBS obligations of $27.4 million, driven primarily by favorable changes in non-cash fair value adjustments due to a lower LIBOR rate at September 30, 2015 as compared to the prior year period. Current quarter revenues included a $52.6 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $11.2 million in net servicing revenue and fees and $1.5 million of other revenues. Total expenses for the third quarter of $42.9 million remained relatively flat as compared to the prior year period.

The segment reported Adjusted Earnings of $1.0 million and AEBITDA of $2.2 million for the third quarter of 2015 as compared to Adjusted Earnings of $0.6 million and AEBITDA of $1.8 million in the third quarter of 2014 due primarily to the growth in cash generated from origination, purchase and securitization of HECMs and higher net servicing revenue and fees partially offset by higher expenses.

Securitized volumes increased 34% compared to the prior year quarter as volumes were assisted by an increase in loans that were initiated prior to the Financial Assessment rules going into effect. Funded origination volumes, excluding tails, decreased 9% as compared to the third quarter of 2014.

Other Non-Reportable Segment

The Other Non-Reportable segment generated revenue of $0.7 million for the third quarter of 2015 as compared to revenue of $3.2 million in the prior year quarter. The prior year quarter included $2.5 million of asset management performance fees earned by the Investment Management business. Total expenses in the current quarter of $43.0 million, which included $38.4 million related to corporate debt, remained relatively flat as compared to the third quarter of 2014.

The Other non-reportable segment generated Adjusted Loss of ($32.6) million and AEBITDA of $3.1 million for the third quarter of 2015 as compared to Adjusted Loss of ($33.7) million and AEBITDA of $1.3 million in the third quarter of 2014.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has approximately 5,850 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s third quarter results and other general business matters during a conference call and live webcast to be held on Thursday, November 5, 2015, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory and contractual compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the servicing standards required by the National Mortgage Settlement;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve strategic initiatives, particularly our ability to: raise capital; execute and complete balance sheet management activities; make arrangements with potential capital partners; complete sales of assets to, and enter into other arrangements with, WCO; and develop new business, including acquisitions of MSRs or entering into new sub-servicing arrangements;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade in our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive and performance payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales, the credit quality of loan origination customers and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on December 31, 2016, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; our ability to implement adequate internal security measures and protect confidential borrower information; and disruptions to our business in connection with the implementation of new technology, the use of new vendors or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict and reflect uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this report should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of Non-GAAP Financial Measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
REVENUES
Net servicing revenue and fees	$(1,771)	$163,411	$313,031	$477,179
Net gains on sales of loans	116,218	127,515	360,844	376,160
Interest income on loans	12,410	33,451	62,537	102,091
Net fair value gains on reverse loans and related HMBS obligations	52,644	25,268	90,233	69,440
Insurance revenue	8,763	14,566	34,323	57,760
Other revenues	31,129	21,789	81,715	87,031

Total revenues	219,393	386,000	942,683	1,169,661

EXPENSES
Salaries and benefits	142,088	147,278	432,473	428,677
General and administrative	132,067	143,445	402,814	394,651
Interest expense	66,728	76,722	210,264	226,261
Depreciation and amortization	20,646	17,918	53,371	54,953
Goodwill impairment	—	—	56,539	82,269
Other expenses, net	2,595	4,160	8,043	8,363

Total expenses	364,124	389,523	1,163,504	1,195,174

OTHER GAINS (LOSSES)
Other net fair value gains	1,119	16,794	3,573	15,823
Other	12,054	(590)	21,013	(590)

Total other gains (losses)	13,173	16,204	24,586	15,233

Income (loss) before income taxes	(131,558)	12,681	(196,235)	(10,280)
Income tax expense (benefit)	(54,630)	83,484	(50,180)	56,075

Net loss	$(76,928)	$(70,803)	$(146,055)	$(66,355)

Comprehensive loss	$(76,793)	$(71,023)	$(145,804)	$(66,566)

Net loss	$(76,928)	$(70,803)	$(146,055)	$(66,355)

Basic loss per common and common equivalent share	$(2.04)	$(1.88)	$(3.87)	$(1.76)
Diluted loss per common and common equivalent share	(2.04)	(1.88)	(3.87)	(1.76)

Weighted-average common and common equivalent shares outstanding — basic	37,802	37,707	37,760	37,604
Weighted-average common and common equivalent shares outstanding — diluted	37,802	37,707	37,760	37,604

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$268,601	$320,175
Restricted cash and cash equivalents	740,459	733,015
Residential loans at amortized cost, net (includes $4,116 and $10,033 in allowance for loan losses at September 30, 2015 and December 31, 2014, respectively)	538,894	1,314,539
Residential loans at fair value	12,729,586	11,832,630
Receivables, net (includes $19,313 and $25,201 at fair value at September 30, 2015 and December 31, 2014, respectively)	246,775	215,629
Servicer and protective advances, net (includes $113,294 and $112,427 in allowance for uncollectible advances at September 30, 2015 and December 31, 2014, respectively)	1,529,222	1,761,082
Servicing rights, net (includes $1,639,624 and $1,599,541 at fair value at September 30, 2015 and December 31, 2014, respectively)	1,752,770	1,730,216
Goodwill	518,929	575,468
Intangible assets, net	87,513	103,503
Premises and equipment, net	104,618	124,926
Other assets (includes $70,678 and $68,151 at fair value at September 30, 2015 and December 31, 2014, respectively)	258,966	280,794

Total assets	$18,776,333	$18,991,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $36,838 and $30,024 at fair value at September 30, 2015 and December 31, 2014, respectively)	$602,454	$663,829
Servicer payables	633,949	584,567
Servicing advance liabilities	1,209,082	1,365,885
Warehouse borrowings	1,225,437	1,176,956
Excess servicing spread liability at fair value	59,569	66,311
Corporate debt	2,216,123	2,267,799
Mortgage-backed debt (includes $599,389 and $653,167 at fair value at September 30, 2015 and December 31, 2014, respectively)	1,080,606	1,751,459
HMBS related obligations at fair value	10,745,030	9,951,895
Deferred tax liability, net	58,981	86,617

Total liabilities	17,831,231	17,915,318

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,802,297 and 37,711,623 shares at September 30, 2015 and December 31, 2014, respectively	378	377
Additional paid-in capital	614,889	600,643
Retained earnings	329,189	475,244
Accumulated other comprehensive income	646	395

Total stockholders’ equity	945,102	1,076,659

Total liabilities and stockholders’ equity	$18,776,333	$18,991,977

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are utilized by management to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is a supplemental metric used by management to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus changes in fair value due to changes in valuation inputs and other assumptions, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization), transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including certain non-recurring costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, amortization of servicing rights and other fair value adjustments, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), fair value to cash adjustment for reverse loans, non-cash interest income, share-based compensation expense, servicing fee economics, Residual Trusts cash flows, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including the net provision for the repurchase of loans sold, provision for loan losses and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt and excess servicing spread liability, although they do reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended September 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$(9,859)	$—	$11,247	$—	$(3,159)	$(1,771)
Gain on loan sales, net	(2,286)	117,580	—	—	924	116,218
Interest income on loans	12,397	13	—	—	—	12,410
Insurance revenue	8,763	—	—	—	—	8,763
Net fair value gains on reverse loans and related HMBS obligations	—	—	52,644	—	—	52,644
Other income	22,171	14,433	1,504	739	(7,718)	31,129

Total revenues	31,186	132,026	65,395	739	(9,953)	219,393

EXPENSES:
Interest expense	17,303	10,211	843	38,371	—	66,728
Depreciation and amortization	11,437	7,204	2,001	4	—	20,646
Other expenses, net	163,992	78,093	40,008	4,610	(9,953)	276,750

Total expenses	192,732	95,508	42,852	42,985	(9,953)	364,124

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(213)	—	—	1,332	—	1,119
Other	8,937	—	—	3,117	—	12,054

Total other gains (losses)	8,724	—	—	4,449	—	13,173

Income (loss) before income taxes	(152,822)	36,518	22,543	(37,797)	—	(131,558)
ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	147,900	—	—	—	—	147,900
Step-up depreciation and amortization	6,945	5,068	1,329	—	—	13,342
Step-up amortization of sub-servicing rights	4,737	—	—	—	—	4,737
Non-cash interest expense	375	—	—	2,759	—	3,134
Share-based compensation expense	3,346	1,487	929	154	—	5,916
Fair value to cash adjustment for reverse loans	—	—	(27,441)	—	—	(27,441)
Curtailment expense	—	—	450	—	—	450
Legal and regulatory matters	—	—	2,158	—	—	2,158
Other	4,091	801	999	2,315	—	8,206

Total adjustments	167,394	7,356	(21,576)	5,228	—	158,402

Adjusted Earnings (Loss)	14,572	43,874	967	(32,569)	—	26,844
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	68,098	—	499	—	—	68,597
Interest expense on debt	2,270	—	1	35,612	—	37,883
Depreciation and amortization	4,492	2,136	672	4	—	7,304
Other	(232)	4,950	76	22	—	4,816

Total adjustments	74,628	7,086	1,248	35,638	—	118,600

Adjusted EBITDA	$89,200	$50,960	$2,215	$3,069	$—	$145,444

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended September 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$156,755	$—	$9,232	$—	$(2,576)	$163,411
Gain on loan sales, net	—	127,515	—	—	—	127,515
Interest income on loans	33,402	49	—	—	—	33,451
Insurance revenue	14,566	—	—	—	—	14,566
Net fair value gains on reverse loans and related HMBS obligations	—	—	25,268	—	—	25,268
Other income	21,007	5,198	2,922	3,150	(10,488)	21,789

Total revenues	225,730	132,762	37,422	3,150	(13,064)	386,000

EXPENSES:
Interest expense	30,082	8,368	852	37,420	—	76,722
Depreciation and amortization	11,316	4,302	2,296	4	—	17,918
Other expenses, net	186,770	77,621	37,774	5,782	(13,064)	294,883

Total expenses	228,168	90,291	40,922	43,206	(13,064)	389,523

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(274)	—	—	17,068	—	16,794
Other	(590)	—	—	—	—	(590)

Total other gains (losses)	(864)	—	—	17,068	—	16,204

Income (loss) before income taxes	(3,302)	42,471	(3,500)	(22,988)	—	12,681

ADJUSTED EARNINGS (LOSS)
Changes in fair value due to changes in valuation inputs and other assumptions	1,724	—	—	—	—	1,724
Step-up depreciation and amortization	6,227	2,332	1,726	—	—	10,285
Step-up amortization of sub-servicing contracts	7,833	—	—	—	—	7,833
Non-cash interest expense	706	—	—	2,489	—	3,195
Share-based compensation expense	1,849	779	478	164	—	3,270
Fair value to cash adjustments for reverse loans	—	—	(5,109)	—	—	(5,109)
Legal and regulatory matters	31,645	—	5,542	—	—	37,187
Other	4	85	1,457	(13,348)	—	(11,802)

Total adjustments	49,988	3,196	4,094	(10,695)	—	46,583

Adjusted Earnings (Loss)	46,686	45,667	594	(33,683)	—	59,264
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	47,228	—	651	—	—	47,879
Interest expense on debt	2,674	—	5	34,931	—	37,610
Depreciation and amortization	5,089	1,970	570	4	—	7,633
Other	1,139	(1,575)	11	57	—	(368)

Total adjustments	56,130	395	1,237	34,992	—	92,754

Adjusted EBITDA	$102,816	$46,062	$1,831	$1,309	$—	$152,018

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$286,405	$—	$34,568	$—	$(7,942)	$313,031
Gain on loan sales, net	1,418	358,600	(98)	—	924	360,844
Interest income on loans	62,487	50	—	—	—	62,537
Insurance revenue	34,323	—	—	—	—	34,323
Net fair value gains on reverse loans and related HMBS obligations	—	—	90,233	—	—	90,233
Other income	64,512	32,378	4,791	4,886	(24,852)	81,715

Total revenues	449,145	391,028	129,494	4,886	(31,870)	942,683

EXPENSES:
Interest expense	67,062	27,958	3,074	112,170	—	210,264
Depreciation and amortization	34,322	13,083	5,955	11	—	53,371
Goodwill impairment	—	—	56,539	—	—	56,539
Other expenses, net	474,548	238,706	145,800	16,146	(31,870)	843,330

Total expenses	575,932	279,747	211,368	128,327	(31,870)	1,163,504

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(545)	—	—	4,118	—	3,573
Other	6,134	—	—	14,879	—	21,013

Total other gains (losses)	5,589	—	—	18,997	—	24,586

Income (loss) before income taxes	(121,198)	111,281	(81,874)	(104,444)	—	(196,235)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	56,539	—	—	56,539
Changes in fair value due to changes in valuation inputs and other assumptions	157,312	—	—	—	—	157,312
Step-up depreciation and amortization	20,912	6,856	3,985	—	—	31,753
Step-up amortization of sub-servicing rights	14,564	—	—	—	—	14,564
Non-cash interest expense	1,493	—	—	7,983	—	9,476
Share-based compensation expense	8,474	3,737	1,749	385	—	14,345
Fair value to cash adjustment for reverse loans	—	—	(7,647)	—	—	(7,647)
Curtailment expense	—	—	23,012	—	—	23,012
Legal and regulatory matters	2,218	—	5,020	—	—	7,238
Other	7,322	1,544	1,429	7,321	—	17,616

Total adjustments	212,295	12,137	84,087	15,689	—	324,208

Adjusted Earnings (Loss)	91,097	123,418	2,213	(88,755)	—	127,973
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	184,019	—	1,576	—	—	185,595
Interest expense on debt	6,987	—	2	104,187	—	111,176
Depreciation and amortization	13,410	6,227	1,970	11	—	21,618
Other	(5,640)	7,493	175	109	—	2,137

Total adjustments	198,776	13,720	3,723	104,307	—	320,526

Adjusted EBITDA	$289,873	$137,138	$5,936	$15,552	$—	$448,499

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Nine Months Ended September 30, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$458,781	$—	$25,619	$—	$(7,221)	$477,179
Gain on loan sales, net	—	376,160	—	—	—	376,160
Interest income on loans	102,042	49	—	—	—	102,091
Insurance revenue	57,760	—	—	—	—	57,760
Net fair value gains on reverse loans and related HMBS obligations	—	—	69,440	—	—	69,440
Other income	55,593	16,066	8,949	40,076	(33,653)	87,031

Total revenues	674,176	392,275	104,008	40,076	(40,874)	1,169,661

EXPENSES:
Interest expense	91,277	21,828	2,486	110,670	—	226,261
Depreciation and amortization	35,027	12,901	7,014	11	—	54,953
Goodwill impairment	—	—	82,269	—	—	82,269
Other expenses, net	505,795	242,447	110,518	13,805	(40,874)	831,691

Total expenses	632,099	277,176	202,287	124,486	(40,874)	1,195,174

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(1,762)	—	—	17,585	—	15,823
Other	(590)	—	—	—	—	(590)

Total other gains (losses)	(2,352)	—	—	17,585	—	15,233

Income (loss) before income taxes	39,725	115,099	(98,279)	(66,825)	—	(10,280)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	—	—	82,269	—	—	82,269
Changes in fair value due to changes in valuation inputs and other assumptions	70,718	—	—	—	—	70,718
Step-up depreciation and amortization	20,486	7,628	5,400	1	—	33,515
Step-up amortization of sub-servicing rights	23,980	—	—	—	—	23,980
Non-cash interest expense	3,343	—	—	7,201	—	10,544
Share-based compensation expense	6,783	2,654	1,723	411	—	11,571
Fair value to cash adjustment for reverse loans	—	—	(6,331)	—	—	(6,331)
Legal and regulatory matters	44,837	—	5,542	—	—	50,379
Other	964	5,860	5,312	(9,257)	—	2,879

Total adjustments	171,111	16,142	93,915	(1,644)	—	279,524

Adjusted Earnings (Loss)	210,836	131,241	(4,364)	(68,469)	—	269,244
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	113,135	—	2,094	—	—	115,229
Interest expense on debt	2,725	—	23	103,469	—	106,217
Depreciation and amortization	14,541	5,273	1,614	10	—	21,438
Other	8,942	(1,779)	(35)	(41)	—	7,087

Total adjustments	139,343	3,494	3,696	103,438	—	249,971

Adjusted EBITDA	$350,179	$134,735	$(668)	$34,969	$—	$519,215

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Income (loss) before income taxes	$(131.6)	$12.7	$(196.2)	$(10.3)
Add/(Subtract):
Goodwill impairment	—	—	56.5	82.3
Amortization of servicing rights and other fair value adjustments	221.2	57.4	357.5	209.9
Interest expense	41.0	40.8	120.7	116.7
Depreciation and amortization	20.6	17.9	53.4	55.0
Curtailment expense	0.5	—	23.0	—
Share-based compensation expense	5.9	3.3	14.3	11.6
Fair value to cash adjustment for reverse loans	(27.4)	(5.1)	(7.6)	(6.3)
Legal and regulatory matters	2.2	37.2	7.2	50.4
Other	13.0	(12.2)	19.7	9.9

Sub-total	277.0	139.3	644.7	529.5

Adjusted EBITDA	$145.4	$152.0	$448.5	$519.2

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP Adjusted Earnings

(in millions, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Income (loss) before income taxes	$(131.6)	$12.7	$(196.2)	$(10.3)
Add/(Subtract):
Goodwill impairment	—	—	56.5	82.3
Changes in fair value due to changes in valuation inputs and other assumptions	147.9	1.7	157.3	70.7
Curtailment expense	0.5	—	23.0	—
Step-up depreciation and amortization	13.3	10.3	31.8	33.5
Step-up amortization of sub-servicing rights	4.7	7.8	14.6	24.0
Share-based compensation expense	5.9	3.3	14.3	11.6
Non-cash interest expense	3.1	3.2	9.5	10.5
Fair value to cash adjustment for reverse loans	(27.4)	(5.1)	(7.6)	(6.3)
Legal and regulatory matters	2.2	37.2	7.2	50.4
Other	8.2	(11.8)	17.6	2.9

Adjusted Earnings	$26.8	$59.3	$128.0	$269.3
Adjusted Earnings after tax (38% in 2015 and 39% in 2014)	16.6	36.2	79.3	164.2
Adjusted Earnings after taxes per common and common equivalent share.	$0.44	$0.96	$2.10	$4.37